Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
PROTAGONIST THERAPEUTICS, INC.

Protagonist Therapeutics, Inc. (the “Company” or the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

1.            The name of the Corporation is Protagonist Therapeutics, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware (the “Secretary”) on August 22, 2006. The Amended and Restated Certificate of Incorporation of the Corporation (the “Amended and Restated Certificate of Incorporation”) was filed with the Secretary on August 16, 2016.

2.            This Certificate of Amendment to the Amended and Restated Certificate of Incorporation was duly authorized and adopted by the Corporation’s Board of Directors and stockholders in accordance with Section 242 of the DGCL and amends the provisions of the Amended and Restated Certificate of Incorporation.

3.            The amendment to the Amended and Restated Certificate of Incorporation being effected hereby is to amend and restate in its entirety Section A of Article IV of the Amended and Restated Certificate of Incorporation to read as follows:

“A. This Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 190,000,000 shares. 180,000,000 shares shall be Common Stock, each having a par value of one-thousandth of one cent ($0.00001). 10,000,000 shares shall be Preferred Stock, each having a par value of one-thousandth of one cent ($0.00001).”

4.            This Certificate of Amendment to the Amended and Restated Certificate of Incorporation shall be effective immediately upon filing with the Secretary.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer on this 20th day of June 2024.

PROTAGONIST THERAPEUTICS, INC.

By:	/s/ Dinesh V. Patel
Name:	Dinesh V. Patel, Ph.D.
Title:	President and Chief Executive Officer